Exhibit 5.1

Fleming PLLC

30 WALL STREET 8TH FLOOR NEW YORK NEW YORK 10005

TEL 516 833 5034 WWW.FLEMINGPLLC.COM

July 15, 2026

authID Inc.

1580 North Logan Street

Suite 660, Unit 51767

Denver, CO 80203

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as limited special counsel to authID Inc., a Delaware corporation (the “Company”), in connection with the legality of up to 4,637,852 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), consisting of (i) up to 4,065,000 shares of Common Stock issuable upon the exercise of stock purchase warrants issued in the April 2026 Private Placement (the “April 2026 Warrants”) and (ii) up to 572,852 shares of Common Stock issued or issuable as fee shares in the April 2026 Private Placement (the “Fee Shares” and, together with the shares issuable upon exercise of the April 2026 Warrants, the “Shares” or the “Registrable Securities”), all of which Shares are being registered for resale by the selling stockholders named therein on a Registration Statement on Form S-1 (the “Registration Statement”) and the prospectuses included therein (collectively, the “Prospectuses”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

As the basis for the opinions expressed herein, we have examined the Certificate of Incorporation of the Company, as amended (including the Restated Certificate of Incorporation filed April 20, 2021, and all subsequent amendments, as certified by the Secretary of State of the State of Delaware), the Amended and Restated By-laws of the Company (adopted July 18, 2022), the Securities Purchase Agreement dated as of April 29, 2026, the form of April 2026 Warrant, the Registration Rights Agreement dated as of April 29, 2026, a draft of the proposed Registration Statement and related Prospectuses, and such other documents, certificates, and matters of law as we have deemed necessary or appropriate to enable us to render the opinions set forth herein.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons who have signed such documents, the authenticity of all documents submitted to our firm as certified copies or photocopies, and the authenticity of the originals of such documents. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon and subject to the foregoing, after having given due regard to such issues of law as we deemed relevant, and assuming that (i) the Registration Statement (and any amendments thereto) is declared effective and remains effective, the Prospectuses that are part thereof and the prospectus delivery requirements with respect thereto are complied with, and the Company fulfills all requirements of the Act throughout all periods relevant to this opinion (including Section 10(a)(3) of the Act); (ii) all offers and sales of the Shares are made in a manner complying with the terms of the Registration Statement and the Act; (iii) all offers and sales of the Shares are made in compliance with the securities laws of the states having jurisdiction thereto; and (iv) the April 2026 Warrants have been duly authorized, executed, and delivered by the Company and constitute valid and binding obligations of the Company enforceable in accordance with their terms, we are of the opinion that:

(a) the Shares that have been issued (including any Fee Shares that have been issued) are validly issued, fully paid, and non-assessable; and

(b) the Shares that are issuable upon exercise of the April 2026 Warrants or that remain issuable as Fee Shares, when issued upon exercise of the April 2026 Warrants in accordance with the terms of the April 2026 Warrants (including payment of the applicable exercise price or satisfaction of any cashless exercise provisions) or upon issuance as Fee Shares in accordance with the terms of the April 2026 Purchase Agreement, as applicable, will be validly issued, fully paid, and non-assessable.

This opinion is expressly limited in scope to the Shares enumerated herein that are to be covered by the referenced Registration Statement.

We express no opinion as to any county, municipal, city, town, or village ordinance, rule, regulation, or administrative decision. Our opinion is rendered as of the date hereof, and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that may hereafter come to our attention. We express no opinion as to the laws of any state or jurisdiction other than the laws governing corporations of the State of Delaware and the federal laws of the United States of America. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, or the Registration Statement.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Fleming PLLC

Fleming PLLC